United States Securities And Exchange Commission
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 16, 2011 (April 12, 2011)
Eastbridge Investment Group Corporation (Exact name of registrant as specified in its charter)

Arizona	0-52282	86-1032927
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8040 E. Morgan Trail, Unit 18, Scottsdale, Arizona 85258
 (Address of principal executive offices) (Zip Code)

(480) 966-2020
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  Entry into a Material Definitive Agreement.

On April 12, 2011, EastBridge Investment Group Corporation (the "Company") entered into an Entrustment Contract on Listing on the U.S. Stock Markets (the "Agreement") with China Golden Eagle Automobile Sales Co., Ltd. ("Golden Eagle"). Pursuant to the Agreement, the Company has agreed to provide consulting services to Golden Eagle to assist it in obtaining a listing for its to-be-created U.S. holding company's stock on the OTCBB, within nine months following successful completion of a U.S. audit.  Prior to the listing on the OTCBB, the Company has agreed to pay certain of the expenses Golden Eagle will incur in connection with the audit and listing process for its holding company.  In exchange for its services, the Company will receive equity in the holding company, as well as a cash payment payable in installments upon completion of milestones specified in the Agreement.  Cash fees paid are only refundable by the Company if the holding company's listing application is denied for a reason due to the Company.  The Agreement may be terminated by Golden Eagle at any time upon thirty days' prior written notice.

ITEM 9.01  Financial Statements and Exhibits.

Exhibits
10.25
Translated Entrustment Contract on Listing on the U.S. Stock Markets among EastBridge Investment Group Corporation, Hangzhou HaoHai Culture Media Co., Ltd. and China Golden Eagle Automobile Sales Co., Ltd., dated April 12, 2011 (confidential treatment requested for redacted portions)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EastBridge Investment Group Corp., an Arizona corporation

Dated: May 13, 2011	By:	/s/ Norman Klein
Norman Klein
CFO

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